                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-66467
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 10, 1998)

                                  $750,000,000
                          Countrywide Home Loans, Inc.

                              6.85% Notes due 2004

                       Payment of Principal and Interest
                    Fully and Unconditionally Guaranteed by

                             [LOGO APPEARS HERE]

                              ----------------

      Countrywide Home Loans is offering the notes for sale in the United States, Europe and Asia.

      The notes will mature on June 15, 2004. The notes bear interest at the rate of 6.85% each year. Countrywide Home Loans will pay interest on the notes semiannually on June 15 and December 15 of each year, beginning December 15, 1999. Countrywide Credit Industries will guarantee all payments of principal and interest on the notes. Countrywide Home Loans may not redeem the notes before their maturity, unless Countrywide Home Loans is required to pay additional amounts as described under "Description of Notes--Redemption for Tax Reasons."

      The notes are unsecured and rank equally with all of the other unsecured senior indebtedness of Countrywide Home Loans. Countrywide Home Loans will issue the notes only in registered form in denominations of $1,000 and multiples of $1,000.

      The notes have been approved for listing effective June 25, 1999 on the Luxembourg Stock Exchange, subject to official notice of issuance.

                               ----------------

                                                         Per Note    Total
                                                         -------- ------------
     Public Offering Price (1).......................... 99.936%  $749,520,000
     Underwriting Discount..............................    .35%    $2,625,000
     Proceeds, before expenses, to Countrywide Home
      Loans (1)......................................... 99.586%  $746,895,000

    --------
    (1)Plus accrued interest from June 24, 1999, if settlement occurs after that date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Cedelbank and Euroclear on or about June 24, 1999.

                               ----------------
                               Joint Bookrunners
Chase Securities Inc.                                        Merrill Lynch & Co.

                               ----------------

Countrywide Securities Corporation                             J.P. Morgan & Co.

                               ----------------

            The date of this prospectus supplement is June 17, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Countrywide Home Loans and Countrywide Credit Industries...................  S-3
Capitalization.............................................................  S-4
Summary Financial Information..............................................  S-6
Management.................................................................  S-9
Description of Notes....................................................... S-11
United States Taxation of Non-United States Persons........................ S-18
Underwriting............................................................... S-22
General Information........................................................ S-24
Validity of Securities..................................................... S-25

                                   Prospectus

Additional Information.....................................................    2
The Company and CCI........................................................    3
Use of Proceeds............................................................    4
Selected Consolidated Financial Data.......................................    5
Description of Debt Securities and Guarantees..............................    6
Plan of Distribution.......................................................   12
Validity of Securities.....................................................   13
Experts....................................................................   13

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Countrywide Home Loans and Countrywide Credit Industries have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans and Countrywide Credit Industries are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively. The business, financial condition, results of operations and prospects of Countrywide Home Loans and Countrywide Credit Industries may have changed since those dates.

      This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Countrywide Home Loans and Countywide Credit Industries. Countrywide Home Loans and Countrywide Credit Industries accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement in this prospectus supplement or in the accompanying prospectus misleading in any material respect.

      References in this prospectus supplement to "Countrywide Home Loans," "we," "us" and "our" are to Countrywide Home Loans, Inc.

      References in this prospectus supplement to "Countrywide Credit Industries" are to Countrywide Credit Industries, Inc.

      References herein to "$" are to the currency of the United States.

            COUNTRYWIDE HOME LOANS AND COUNTRYWIDE CREDIT INDUSTRIES

      Countrywide Home Loans was incorporated under the laws of the State of New York, U.S.A., in 1969. Its principal executive office is located at 4500 Park Granada, Calabasas, California 91302, U.S.A., and its telephone number is
(818) 225-3000. Its registered office in the State of New York is c/o The Prentice-Hall Corporation System, Inc., 80 State Street, Albany, New York 12207, U.S.A.

      Countrywide Credit Industries was incorporated under the laws of the State of Delaware, U.S.A., in 1986. Its principal executive office is located at 4500 Park Granada, Calabasas, California 91302, U.S.A., and its telephone number is (818) 225-3000. Countrywide Credit Industries' registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A.

      Countrywide Credit Industries is a holding company which owns all of the outstanding capital stock of Countrywide Home Loans. Countrywide Home Loans is the principal subsidiary of Countrywide Credit Industries. At February 28, 1999, Countrywide Credit Industries, together with its subsidiaries on a consolidated basis, had total assets of $15.6 billion of which $13.7 billion were assets of Countrywide Home Loans. Countrywide Home Loans is engaged primarily in the mortgage banking business, and as such, originates, purchases, sells and services mortgage loans. Full Spectrum Lending, Inc., another subsidiary of Countrywide Credit Industries, originates sub-prime and home equity loans which are transferred to Countrywide Home Loans following origination. Countrywide Credit Industries has other subsidiaries, the principal ones of which are:

    . Countrywide Securities Corporation, a securities broker-dealer that underwrites and trades mortgage-backed securities and other securities;

    . Countrywide Investments, Inc., a service provider for unaffiliated mutual funds, a securities broker-dealer and an investment advisor;

    . Countrywide Insurance Services, Inc., an agent for the sale of insurance, including homeowners', fire, flood, auto, life and disability insurance;

    . Second Charter Reinsurance Company--Vermont, a reinsurer of mortgage insurance losses on loans originated by Countrywide Home Loans;

    . CTC Real Estate Services, a provider of trustee services in connection with foreclosures;

    . Landsafe, Inc., a title insurance agent and a provider of closing escrow services; and

    . Countrywide Tax Services Corporation, a provider of property tax services.

Countrywide Home Loans does not have any material subsidiaries.

      For a more complete description of the businesses of Countrywide Home Loans and Countrywide Credit Industries, you should read the section entitled "The Company and CCI" which may be found on page 3 of the accompanying prospectus.

Recent Developments

      On June 12, 1999, Countrywide Credit Industries agreed to purchase Balboa Life Insurance Company and Balboa Insurance Company from Associates First Capital Corporation for a price of $425 million, payable in cash, subject to adjustment. Balboa Life Insurance Company underwrites life insurance policies, and Balboa Insurance Company underwrites credit-related insurance and specializes in creditor-placed auto and homeowners insurance. Completion of the acquisition is subject to regulatory approval and customary closing conditions. Assuming the parties receive the necessary regulatory approvals and satisfy other closing conditions, Countrywide Credit Industries anticipates that the acquisition will close during its fiscal quarter ending November 30, 1999. Countrywide Credit Industries intends to finance the acquisition with the proceeds of an equity offering and the issuance of unsecured debt. Countrywide Credit Industries can not assure that the acquisition or financing will occur.

                                CAPITALIZATION

      The following table sets forth the capitalization of Countrywide Home Loans at February 28, 1999.

                                                             February 28, 1999
                                                             -----------------
                                                              (in thousands)
Debt:
Commercial paper............................................    $   176,559
Medium-term notes, Series A, B, C, D, E, F, G, H and Euro...      8,039,824
Repurchase agreements.......................................            --
Subordinated notes..........................................        200,000
Unsecured notes payable.....................................            --
Due to parent (Countrywide Credit Industries)...............        409,113
Other notes payable.........................................          1,971
Drafts payable issued in connection with mortgage loan
 closings...................................................      1,083,499
                                                                -----------
  Total debt................................................    9,910,966
Accounts payable and accrued liabilities....................        366,232
Deferred income taxes.......................................      1,068,495
                                                                -----------
Total debt and liabilities..................................    $11,345,693
                                                                -----------
Shareholders' Equity:
Common stock -- authorized, 20,000 shares of $1.00 par
 value; one issued and outstanding share....................    $       --
Additional paid-in capital..................................        900,144
Accumulated other comprehensive (loss) income...............        (14,850)
Retained earnings...........................................      1,452,054
                                                                -----------
Total shareholders' equity..................................    $ 2,337,348
                                                                -----------
Total capitalization........................................    $13,683,041
                                                                ===========

--------
(1) There has been no material change in the capitalization of Countrywide Home Loans as a whole other than in the normal course of its business since February 28, 1999.

      The following table sets forth the consolidated capitalization of Countrywide Credit Industries at February 28, 1999. The table should be read together with the audited consolidated financial statements and accompanying notes of Countrywide Credit Industries incorporated by reference in this prospectus supplement. See "Additional Information" on page 2 in the accompanying prospectus.

                                                              February 28, 1999
                                                              -----------------
                                                               (in thousands)
Debt:
Commercial paper............................................     $   176,559
Medium-term notes, Series A, B, C, D, E, F, G, H and Euro...       8,039,824
Repurchase agreements.......................................       1,517,405
Subordinated notes..........................................         200,000
Unsecured notes payable.....................................             --
Other notes payable.........................................           1,971
Drafts payable in connection with mortgage loan closings....       1,083,499
                                                                 -----------
  Total debt................................................      11,019,258
Accounts payable and accrued liabilities....................         517,937
Deferred income taxes.......................................       1,092,176
                                                                 -----------
Total debt and liabilities..................................     $12,629,371
                                                                 -----------
Company-obligated mandatorily redeemable preferred
 securities of subsidiary trust holding a company-guaranteed
 related subordinated debt(2)...............................         300,000
Company-obligated mandatorily redeemable subordinated
 capital income securities of subsidiary trust holding a
 company-guaranteed related subordinated debt(3)............         200,000
Shareholders' Equity:
Preferred stock -- authorized 1,500,000 shares of $.05 par
 value; issued and outstanding, none........................     $       --
Common stock -- authorized, 240,000,000 shares of $.05 par
 value; 112,619,313 issued and outstanding shares(4)........           5,631
Additional paid-in capital..................................       1,153,673
Accumulated other comprehensive (loss) income...............         (19,593)
Retained earnings...........................................       1,379,174
                                                                 -----------
Total shareholders' equity..................................     $ 2,518,885
                                                                 -----------
Total capitalization........................................     $15,648,256
                                                                 ===========

--------
(1) There has been no material change in the consolidated capitalization of Countrywide Credit Industries as a whole other than in the normal course of its business since February 28, 1999.
(2) Represents the 8% Capital Trust Pass-through Securities of Countrywide Capital I, a Delaware business trust.
(3) Represents the 8.05% Subordinated Capital Income Securities of Countrywide Capital III, a Delaware business trust.
(4) Does not include 11,497,044 shares reserved for issuance upon exercise of stock options of which options for 6,514,039 shares were exercisable as of February 28, 1999.

                         SUMMARY FINANCIAL INFORMATION

Countrywide Home Loans

      The summary financial data of Countrywide Home Loans set forth below as of and for the fiscal years ended February 28, 1999 and 1998 have been derived from Countrywide Credit Industries' Annual Report on Form 10-K for the fiscal year ended February 28, 1999.

                                                         Years Ended February
                                                                  28,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
                                                            (in thousands)
Selected Statement of Earnings Data:
Revenues..............................................  $ 1,668,627 $ 1,260,657
Expenses..............................................    1,149,886     838,909
Provision for income taxes............................      202,308     164,166
                                                        ----------- -----------
Net earnings..........................................  $   316,433 $   257,582
                                                        =========== ===========
Selected Balance Sheet Data at End of Period:
Mortgage loans and mortgage-backed securities held for
 sale.................................................  $ 6,231,220 $ 5,292,191
Other assets..........................................    7,451,821   6,216,382
                                                        ----------- -----------
Total assets..........................................  $13,683,041 $11,508,573
                                                        =========== ===========
Short- and long-term debt.............................  $ 9,910,966 $ 8,747,794
Other liabilities.....................................    1,434,727   1,027,884
Equity................................................    2,337,348   1,732,895
                                                        ----------- -----------
Total liabilities and equity..........................  $13,683,041 $11,508,573
                                                        =========== ===========

Countrywide Credit Industries

      The summary consolidated financial data of Countrywide Credit Industries set forth below as of the end of and for each of the five fiscal years in the period ended February 28, 1999 have been derived from, and should be read together with, Countrywide Credit Industries' audited consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement. See "Additional Information" on page 2 in the accompanying prospectus.

                                           Years Ended February 28 (29),
                          ------------------------------------------------------------------
                              1999          1998          1997         1996         1995
                          ------------  ------------  ------------  -----------  -----------
                           (amounts in thousands, except Per Share and Operating Data)
Selected Statement of
 Earnings Data(1):
Revenues:
 Loan origination fees..  $    623,531  $    301,389  $    193,079  $   199,724  $   203,426
 Gain (loss) on sale of
  loans.................       699,433       417,427       247,450       92,341      (41,342)
                          ------------  ------------  ------------  -----------  -----------
 Loan production
  revenue...............     1,322,964       718,816       440,529      292,065      162,084
 Interest earned........     1,029,066       584,076       457,005      364,531      311,781
 Interest charges.......      (983,829)     (568,359)     (423,447)    (337,655)    (267,685)
                          ------------  ------------  ------------  -----------  -----------
 Net interest income....        45,237        15,717        33,558       26,876       44,096
 Loan servicing income..     1,023,700       907,674       773,715      620,835      460,351
 Amortization and
  impairment/recovery of
  mortgage servicing
  rights................    (1,013,578)     (561,804)     (101,380)    (342,811)     (95,768)
 Servicing hedge benefit
  (expense).............       412,812       232,959      (125,306)     200,135      (40,030)
 Less write-off of
  servicing hedge.......           --            --            --           --       (25,600)
                          ------------  ------------  ------------  -----------  -----------
 Net loan administration
  income................       422,934       578,829       547,029      478,159      298,953
 Commissions, fees and
  other income..........       187,867       138,217        91,346       63,642       40,650
 Gain on sale of
  subsidiary............           --         57,381           --           --           --
 Gain on sale of
  servicing.............           --            --            --           --        56,880
                          ------------  ------------  ------------  -----------  -----------
 Total revenues.........     1,979,002     1,508,960     1,112,462      860,742      602,663
                          ------------  ------------  ------------  -----------  -----------
Expenses:
 Salaries and related
  expenses..............       669,686       424,321       286,884      229,668      199,061
 Occupancy and other
  office expenses.......       277,921       184,338       129,877      106,298      102,193
 Guarantee fees.........       181,117       172,692       159,360      121,197       85,831
 Marketing expenses.....        64,510        42,320        34,255       27,115       23,217
 Other operating
  expenses..............       153,963       119,743        80,188       50,264       37,016
 Branch and
  administrative office
  consolidation costs...           --            --            --           --         8,000
                          ------------  ------------  ------------  -----------  -----------
 Total expenses.........     1,347,197       943,414       690,564      534,542      455,318
                          ------------  ------------  ------------  -----------  -----------
Earnings before income
 taxes..................       631,805       565,546       421,898      326,200      147,345
Provision for income
 taxes..................       246,404       220,563       164,540      130,480       58,938
                          ------------  ------------  ------------  -----------  -----------
Net earnings............  $    385,401  $    344,983  $    257,358  $   195,720  $    88,407
                          ============  ============  ============  ===========  ===========
Per Share Data(2):
 Basic(3)...............  $       3.46  $       3.21  $       2.50  $      1.99  $      0.97
 Diluted(3).............  $       3.29  $       3.09  $       2.44  $      1.95  $      0.96
 Cash dividends per
  share.................  $       0.32  $       0.32  $       0.32  $      0.32  $      0.32
Weighted average shares
 outstanding:
 Basic..................   111,414,000   107,491,000   103,112,000   98,352,000   91,240,000
 Diluted................   117,045,000   111,526,000   105,677,000  100,270,000   92,087,000
Selected Balance Sheet
 Data at End of
 Period(1):
 Mortgage loans and
  mortgage-backed
  securities shipped and
  held for sale.........  $  6,231,220  $  5,292,191  $  2,579,972  $ 4,740,087  $ 2,898,825
 Total assets...........  $ 15,648,256  $ 12,183,211  $  7,689,090  $ 8,321,652  $ 5,589,138
 Short-term debt........  $  5,065,934  $  4,043,774  $  2,567,420  $ 4,423,738  $ 2,664,006
 Long-term debt.........  $  5,953,324  $  4,195,732  $  2,367,661  $ 1,911,800  $ 1,499,306
 Common shareholders'
  equity................  $  2,518,885  $  2,087,943  $  1,611,531  $ 1,319,755  $   942,558
Operating Data (dollar
 amounts in millions):
 Loan servicing
  portfolio(4)..........  $    215,489  $    182,889  $    158,585  $   136,835  $   113,111
 Volume of loans
  originated............  $     92,881  $     48,772  $     37,811  $    34,584  $    27,866
 Ratio of earnings to
  fixed charges(5)......          1.63          1.98          1.98         1.95         1.54

--------
(1) Certain amounts in the consolidated financial statements of Countrywide Credit Industries have been reclassified to conform to the fiscal year February 28, 1999 presentation.
(2) Adjusted to reflect the subsequent stock dividends and splits.
(3) Earnings per share for the fiscal year ended February 28, 1998 include a $57.4 million gain on sale of subsidiary. Excluding the non-recurring gain on sale of subsidiary, basic and diluted earnings per share would have been $2.88 and $2.78, respectively.
(4) Includes warehoused loans and loans under subservicing agreements.
(5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before U.S. federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases).

Incorporation of Information We File with the SEC

      The audited consolidated financial statements of Countrywide Credit Industries and its subsidiaries for the fiscal years ended February 28, 1999 and 1998 are contained in the Annual Report on Form 10-K of Countrywide Credit Industries for the year ended February 28, 1999, which Annual Report is incorporated by reference in this prospectus supplement. Copies of the Annual Report may be obtained free of charge (1) by writing or telephoning Countrywide Credit Industries, 4500 Park Granada, Calabasas, California 91302, U.S.A., telephone (818) 225-3000, Attention: Investor Relations, or (2) at Kredietbank S.A., Luxembourgeoise, 43 boulevard Royal, L-2995, Luxembourg, the office of the paying agent for the notes in Luxembourg. Summarized financial information of Countrywide Home Loans is included in the consolidated financial statements of Countrywide Credit Industries and its subsidiaries. Separate financial statements of Countrywide Home Loans are not publicly available.

                                   MANAGEMENT

Directors of Countrywide Home Loans

      The directors of Countrywide Home Loans and their principal occupations as of the date of this prospectus supplement are set forth in the following table.

 Name                            Principal Occupation
 ----                            --------------------
 Angelo R. Mozilo............... Chairman of the Board, Countrywide Home
                                  Loans; Chairman of the Board and Chief
                                  Executive Officer, Countrywide Credit
                                  Industries; Vice Chairman and President,
                                  IndyMac Mortgage Holdings, Inc.
                                  ("IndyMac REIT")
 David S. Loeb.................. President, Countrywide Credit Industries;
                                  Chairman of the Board, IndyMac REIT
 Stanford L. Kurland............ Chief Executive Officer and President,
                                  Countrywide Home Loans

      The business address of the directors of Countrywide Home Loans is 4500 Park Granada, Calabasas, California 91302, U.S.A.

Directors of Countrywide Credit Industries

      The directors of Countrywide Credit Industries and their principal occupations as of the date of this prospectus supplement are set forth in the following table.

 Name                            Principal Occupation
 ----                            --------------------
 Angelo R. Mozilo............... Chairman of the Board and Chief Executive
                                  Officer, Countrywide Credit Industries;
                                  Chairman of the Board, Countrywide Home
                                  Loans; Vice Chairman and President, IndyMac
                                  REIT
 David S. Loeb.................. President, Countrywide Credit Industries;
                                  Chairman of the Board, IndyMac REIT
 Jeffrey M. Cunningham.......... Chief Executive Officer, Planet Direct
 Robert J. Donato............... Senior Vice President, Branch Manager,
                                  PaineWebber, Incorporated
 Michael E. Dougherty........... Co-Founder and Chairman, Dougherty Financial
                                  Group, LLC; Co-Chairman of Board of Trustees
                                  of Fairview System; Director of Dougherty
                                  Summit LLC; Director of St. Paul Chamber
                                  Orchestra
 Ben M. Enis.................... Professor of Marketing (Retired), University
                                  of Southern California; Director of
                                  Protection One, Inc.
 Edwin Heller................... Attorney, Of Counsel, Fried, Frank, Harris,
                                  Shriver & Jacobson
 Harley W. Snyder............... Senior Vice President, Real Estate, Whiteco
                                  Industries, Inc.; President, S-W
                                  Corporation; Member of Board of Trustees,
                                  Porter Memorial Hospital; Member of Board of
                                  Trustees, Valparaiso University; Director,
                                  National Association of Realtors

      The business address of the directors of Countrywide Credit Industries is 4500 Park Granada, Calabasas, California 91302, U.S.A.

Officers of Countrywide Credit Industries

      In addition to the directors named above, the following persons, all of whom are full-time employees of Countrywide Credit Industries, hold the offices indicated in the following table as of the date of this prospectus supplement.

 Name                            Office
 ----                            ------
 Angelo R. Mozilo............... Chairman of the Board and Chief Executive
                                  Officer
 David S. Loeb.................. President
 Stanford L. Kurland............ Senior Managing Director and Chief Operating
                                  Officer
 Kevin W. Bartlett.............. Managing Director, Secondary Marketing
 Thomas H. Boone................ Managing Director, Portfolio Services
 Carlos M. Garcia............... Managing Director, Finance, Chief Financial
                                  Officer and Chief Accounting Officer
 Marshall M. Gates.............. Managing Director, Developing Markets
 Gregory A. Lumsden............. Managing Director, Originations
 David Sambol................... Managing Director, Capital Markets
 Sandor E. Samuels.............. Managing Director, Legal, General Counsel and
                                  Secretary

      The business address of the officers of Countrywide Credit Industries is 4500 Park Granada, Calabasas, California 91302, U.S.A.

                              DESCRIPTION OF NOTES

General

      The following description of the terms of the notes supplements and, to the extent it is inconsistent, replaces the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. The notes are part of the debt securities registered by Countrywide Home Loans with the Securities and Exchange Commission (the "SEC") in November 1998 to be issued on terms to be determined at the time of sale. The notes are to be issued as separate series of Debt Securities under the Indenture, dated as of January 1, 1992, as supplemented by Supplemental Indenture No. 1 thereto, dated as of June 15, 1995 (as so supplemented, the "Indenture"), among Countrywide Home Loans, Countrywide Credit Industries, and The Bank of New York, as Trustee, which is more fully described in the accompanying prospectus.

      The 6.85% notes due 2004 will mature at par on June 15, 2004. The notes will bear interest at the rate of 6.85% per annum from June 24, 1999, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1999, and at maturity to the persons in whose names the notes are registered on the preceding June 1 and December 1, respectively.

      If any interest payment date or maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity date, as the case may be. "Business Day" with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the place of payment or the city in which the corporate trust office of the Trustee, or in New York, New York or Los Angeles, California are authorized or obligated by law, executive order or regulation to close. The amount of interest payable for the notes for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      The notes are not subject to redemption by Countrywide Home Loans before maturity unless certain events occur involving U.S. taxation. See "Description of Notes--Redemption for Tax Reasons."

      The notes will be issued in denominations of $1,000 and integral multiples thereof.

      Any notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any notes so issued will be registered in such names, and in such denominations, as the Depositary (as defined below) shall request. Such notes may be presented for registration of transfer or exchange at the office of the Trustee in The City of New York and principal thereof and interest thereon will be payable at such office of the Trustee provided that interest thereon may be paid by check mailed to the registered holders of the definitive notes. In the event definitive notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Kredietbank S.A. or its successor as paying agent and transfer agent in Luxembourg with respect to the notes.

      Countrywide Home Loans has appointed Kredietbank S.A. as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form, and as long as the notes are listed on the Luxembourg Stock Exchange, Countrywide Home Loans will maintain a paying agent and transfer agent in Luxembourg and any change in the identity of the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes--Notices."

Depositary

      Upon issuance, all notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company (otherwise known as "DTC") or any successor to it as depositary (the "Depositary"), and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until a global note is exchanged in whole or in part for notes in definitive form, it may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or Cedelbank, and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

      So long as the Depositary, or its nominee, is a registered owner of a global note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture. Except as provided below, the beneficial owners of the notes represented by a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture, including for purposes of receiving any reports delivered by Countrywide Home Loans, Countrywide Credit Industries or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Countrywide Home Loans and Countrywide Credit Industries understand that under existing industry practices, in the event that Countrywide Home Loans or Countrywide Credit Industries requests any action of holders which these holders are entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Countrywide Home Loans within 60 days, (y) Countrywide Home Loans executes and delivers to the Trustee a company order to the effect that the global notes will be exchangeable for certificated notes or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the notes, the global notes will be exchangeable for notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. Such definitive notes will be registered in such name or names as the Depositary will instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such global notes.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global notes will be issued for the aggregate principal amount of the notes and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided above.

      To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to Countrywide Home Loans as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Principal of, additional amounts, if any, and/or interest payments on the notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Trustee or Countrywide Home Loans, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, additional amounts, if any, and/or interest to DTC is the responsibility of Countrywide Home Loans or the Trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

      DTC has advised us that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Countrywide Home Loans or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates are required to be printed and delivered.

      Countrywide Home Loans may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

      Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

      Distributions with respect to the notes held beneficially through Cedelbank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

      Because of time-zone differences, credits of notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of notes by or through a Cedel Participant or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

      Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Replacement of Notes

      If a note is mutilated, destroyed, lost or stolen, the holder of that note may request that the Trustee issue a replacement note. A replacement note will be issued if the holder follows any required procedures, provides any necessary security or indemnity to Countrywide Home Loans, Countrywide Credit Industries and the Trustee and otherwise satisfies any other conditions for such replacement as provided in the Indenture. Countrywide Home Loans may require that the holder pay the cost of any tax or other governmental charge imposed and any other expenses incurred as a result of the issuance of a replacement note. Mutilated notes must be surrendered before replacement notes will be issued. Requests for a replacement note, together with any required supporting documentation, may be submitted at the corporate trust office of the Trustee in New York, New York, U.S.A. or at the offices of Kredietbank S.A., agent of the Trustee and the paying agent and transfer agent for the notes in Luxembourg.

Acts of Holders

      Holders of notes may, through a written instrument signed by the required number of holders (or their appointed agents) specified in the Indenture, make requests or demands, authorize or direct the Trustee to take action, provide consents or waivers and take any other action that holders are permitted to take under the Indenture. These written instruments, if provided to the Trustee (or its agent) (and in some instances to Countrywide Home Loans and Countrywide Credit Industries) in the manner stated in the Indenture, will be regarded as the "act" of the holders signing the instruments.

Notices

      Notices to holders of the notes will be sent by mail to the registered holders and will be published, so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the "Luxemburger Wort." Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any change in the identity of the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

Further Issues

      We may, from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally with the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the notes or except for the first payment of interest following the issue date of the notes) so that such additional notes may be consolidated and form a single series with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.

Payment of Additional Amounts

      We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by Countrywide Home Loans or a paying agent of the principal of and interest on the notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

    (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

        (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

        (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

        (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

        (d) being or having been a "10-percent shareholder" of Countrywide Home Loans as defined in section 871 (h) (3) of the United States Internal Revenue Code or any successor provision; or

        (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

    (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

    (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by Countrywide Home Loans or a paying agent from the payment;

    (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

    (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

    (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

    (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

      The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons,"

Countrywide Home Loans shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

      As used under this heading "--Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Taxation of Non-United States Persons," the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction and "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

      An individual may, subject to certain exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For this purpose the number of days an individual is present in the U.S. includes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

Redemption for Tax Reasons

      If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, Countrywide Home Loans becomes or, based upon a written opinion of independent counsel selected by Countrywide Home Loans, will become obligated to pay additional amounts as described herein under the heading "Description of Notes--Payment of Additional Amounts" with respect to the notes offered hereby, then Countrywide Home Loans may, at its option, redeem, as a whole, but not in part, the notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

Guarantee

      Countrywide Credit Industries will guarantee the payment of principal and interest on the notes, when due and payable, whether at maturity or otherwise.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

      The following is a discussion of certain U.S. federal income tax consequences and certain U.S. federal estate tax consequences to non-United States persons of the acquisition, ownership and disposition of the notes by investors that acquire the notes from the initial purchasers in this offering at a cash purchase price equal to the "issue price" of the notes. The issue price is generally the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

      This discussion does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, this discussion does not discuss any U.S. state or local income or foreign income or other tax consequences. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this prospectus supplement and all of which are subject to change or differing interpretation, possibly with retroactive effect. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to them.

Income and Withholding Tax

      In the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), counsel to Countrywide Home Loans, under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

    (1) payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest:

        (a) . the beneficial owner does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of Countrywide Home Loans entitled to vote,

            . the beneficial owner is not a controlled foreign corporation that is related to Countrywide Home Loans through stock ownership, or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, and

            . either:

               (x) the beneficial owner of the note certifies to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that it is not a "United States person" under the meaning of the Internal Revenue Code and provides its name and address or

               (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;


        (b) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. federal withholding tax and the beneficial owner of the note or such owner's agent provides an IRS Form W-8 BEN or other permitted form on or before any payment date claiming the exemption; or

        (c) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner's agent provides an IRS Form W-8 ECI or other permitted form on or before any payment date claiming the exemption;

        provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

    (2) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the holder; or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

      (3) a note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if, at the time of the individual's death, the individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of Countrywide Home Loans entitled to vote and the income on the note would not have been effectively connected with a U.S. trade or business of the individual.

      Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a non-United States person, although exempt from U.S. withholding tax if the requirements described in (1)(c) above are met, may nevertheless be subject to United States income tax as if such interest was earned by a United States person.

      In addition, a foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

      Recently finalized Treasury Regulations generally effective for payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in paragraph (1) above and will require a non-United States person that provides an Internal Revenue Service Form W-8ECI or other permitted form as discussed above as well as a non-United States person claiming the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. The finalized Treasury Regulations generally also will require, in the case of a note held by a foreign partnership, that the certification described in paragraph (1) above be provided by the partners and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

Backup Withholding and Information Reporting

      Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by Countrywide Home Loans or any of our paying agents to a non-United States person on a note if, in the case of interest, the IRS Form described in clauses (b) or (c) in paragraph (1) under "Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (1)(a) under "Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect. Countrywide Home Loans or its agent may, however, report payments of interest on the notes.

      Payments of the proceeds from the sale of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting may apply to such payments if the broker is

      (1) a United States person,

      (2) a controlled foreign corporation for United States tax purposes,

      (3) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

      (4) effective beginning January 1, 2001, a foreign partnership if, at any time during its tax year, one or more partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

      Payments of the proceeds from the sale of a note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

      Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's U.S. federal income tax, provided the necessary information is furnished to the IRS.

                                  UNDERWRITING

      The underwriters named below have each severally agreed, subject to the terms and conditions of the purchase agreement dated June 17, 1999, to purchase from Countrywide Home Loans the principal amount of notes set forth opposite their respective names. The underwriters for the notes are committed to purchase all of the notes, if any of such notes are purchased.

                                                                Principal Amount
     Underwriter                                                    of Notes
     -----------                                                ----------------
Chase Securities Inc. .........................................   $309,375,000
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated..........................................    309,375,000
Countrywide Securities Corporation.............................     75,000,000
J.P. Morgan Securities Inc. ...................................     56,250,000
                                                                  ------------
     Total.....................................................   $750,000,000
                                                                  ============

      The underwriters have advised Countrywide Home Loans that they propose initially to offer all or part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .20% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed.

      Certain of the underwriters and their affiliates engage in transactions with, and perform services for, Countrywide Home Loans and Countrywide Credit Industries in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with Countrywide Home Loans and Countrywide Credit Industries.

      The underwriting of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      Countrywide Home Loans and Countrywide Credit Industries have agreed that during the period beginning from the date of this prospectus supplement until the date that is five business days after the date of this prospectus supplement they will not issue in any institutional offering any debt securities (other than (a) the notes and (b) debt securities issued in "structured" financings), without the prior written consent of the underwriters.

      The underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the notes.

      If the underwriters create a short position in the notes in connection with the offering, that is, if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of such purchases. None of Countrywide Home Loans, Countrywide Credit Industries or the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the notes. In addition, none of Countrywide Home Loans, Countrywide Credit Industries or the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. The distribution of this prospectus supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

      Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Countrywide Home Loans or Countrywide Credit Industries except as set forth in the purchase agreement.

      In particular, each underwriter has represented and agreed that:

      . it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

      . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

      . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

      Although the notes have been approved for listing effective June 25, 1999 on the Luxembourg Stock Exchange, subject to official notice of issuance, the notes are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement. Countrywide Home Loans and Countrywide Credit Industries have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

      It is expected that delivery of the notes will be made against payment therefor on or about June 24, 1999, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

                              GENERAL INFORMATION

Listing

      The notes have been approved for listing effective June 25, 1999 on the Luxembourg Stock Exchange, subject to official notice of issuance. In connection with the listing application for the notes, the Certificate of Incorporation and the By-Laws of Countrywide Home Loans and Certificate of Incorporation and Bylaws of Countrywide Credit Industries and a legal notice relating to the issuance of the notes have been deposited with "Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg," where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and Countrywide Credit Industries' Annual Report on Form 10-K for the year ended February 28, 1999, as well as all future Annual Reports, Quarterly Reports on Form 10-Q and financial Current Reports on Form 8-K, so long as any of the notes are outstanding and listed on the Luxembourg Stock Exchange, will be made available free of charge at the main office of Kredietbank S.A. The purchase agreement will be available for inspection at Kredietbank S.A, which will act as intermediary between the Luxembourg Stock Exchange and Countrywide Home Loans and the holders of the notes so long as the notes are in global form.

      The consolidated financial statements contained in Countrywide Credit Industries' Annual Report on Form 10-K for the fiscal year ended February 28, 1999 have been audited by Grant Thornton LLP.

Authorization

      The notes will be issued pursuant to authority granted by the Board of Directors of Countrywide Home Loans on October 28, 1998, May 13, 1999 and June 17, 1999, as each such authority may be supplemented from time to time.

      The guarantees will be issued pursuant to authority granted by the Board of Directors of Countrywide Credit Industries on October 28, 1998 and May 13, 1999, as each such authority may be supplemented from time to time.

Material Change

      There has been no material adverse change in the financial position or operations of Countrywide Credit Industries and its subsidiaries (including Countrywide Home Loans) on a consolidated basis since February 28, 1999, except as disclosed herein or in the documents incorporated by reference.

Litigation

      Neither Countrywide Credit Industries nor any subsidiary (including Countrywide Home Loans) is involved in any legal or arbitration proceedings, nor, to Countrywide Credit Industries' knowledge, are any legal or arbitration proceedings pending or threatened involving Countrywide Credit Industries or any subsidiary (including Countrywide Home Loans), which have had during the 12 months prior to the date of this prospectus supplement a material effect on the financial position of Countrywide Credit Industries and its subsidiaries (including Countrywide Home Loans) on a consolidated basis.

      Countrywide Credit Industries and certain subsidiaries (including Countrywide Home Loans) are defendants in various legal proceedings involving matters generally incidental to their business. Although it is difficult to predict the ultimate outcome of these proceedings, management of Countrywide Credit Industries believes, based on discussions with counsel, that any ultimate liability will not materially affect the consolidated financial position or results of operations of Countrywide Credit Industries and its subsidiaries (including Countrywide Home Loans).

Governing Law

      The notes, the guarantees, the Indenture and the purchase agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, U.S.A., applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

      The notes have been accepted for clearance through Euroclear and Cedelbank (Common Code: 9903747; ISIN: US22237UAB89; CUSIP: 22237UAB8).

                             VALIDITY OF SECURITIES

      The validity of the notes and the guarantees will be passed upon for Countrywide Home Loans and Countrywide Credit Industries, respectively, by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Edwin Heller (whose professional corporation retired as partner of Fried, Frank, Harris, Shriver & Jacobson in September
1996) is Of Counsel to Fried, Frank, Harris, Shriver & Jacobson and a director of Countrywide Credit Industries. Brown & Wood LLP, New York, New York, will serve as counsel for the underwriters. Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each a wholly owned subsidiary of Countrywide Credit Industries, in connection with offerings of mortgage-backed and asset-backed securities and from time to time also serves as counsel for Countrywide Credit Industries on other matters.

PROSPECTUS

                          Countrywide Home Loans, Inc.

                                Debt Securities

                         Unconditionally Guaranteed by

                             [LOGO APPEARS HERE]

                               ----------------

      Through this prospectus, Countrywide Home Loans, Inc. ("we" or "CHL") may periodically offer debt securities, in the amounts, at the prices and on other terms as we will determine at the time of offering. Our parent company, Countrywide Credit Industries, Inc. (the "Guarantor" or "CCI"), will guarantee all payments of principal of and any premium and interest on the debt securities.

      We may offer debt securities in one or more series or issue any debt securities of a particular series all at once or over time. The offering price of all debt securities issued under this prospectus may not exceed $3,000,000,000 (or the equivalent of that amount in one or more foreign currencies, currency units or composite currencies). We will describe the specific terms of any debt securities offered in a prospectus supplement that will accompany this prospectus, including the title, the principal amount, the public offering price, the denomination, the maturity, any premium, any interest rate (which may be fixed, floating or adjustable), the time and method of calculating any interest payment, the place where the principal of and any premium and interest may be paid, the currency in which the principal of and any premium and interest may be paid, any redemption or repayment terms at our or the holder's option, any sinking fund, conversion or exchange provisions, any other special terms, and other terms relating to the offer and sale of those debt securities.

      Unless we specify differently in a prospectus supplement, any debt securities we issue under this prospectus will be unsecured and unsubordinated indebtedness and will rank equally with all of our other unsecured and unsubordinated indebtedness. Any guarantee of these debt securities will be an unsecured and unsubordinated obligation of CCI.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is November 10, 1998.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus or that CHL and CCI have referred you to. Neither CHL nor CCI has authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               ----------------

                             ADDITIONAL INFORMATION

      CCI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document CCI files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CCI's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at the public reference rooms of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California.

      The SEC allows CCI to "incorporate by reference" the information CCI files with it, which means that CCI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that CCI files with the SEC will automatically update and supersede this information. CCI incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the debt securities offered under this prospectus are sold. This prospectus is part of the registration statement CCI filed with the SEC.

      1. Annual Report on Form 10-K for the year ended February 28, 1998.

      2. Quarterly Report on Form 10-Q for the quarter ended May 31, 1998.

      3. Quarterly Report on Form 10-Q for the quarter ended August 31, 1998.

      You may request a copy of these filings, at no cost, by writing or telephoning Countrywide Credit Industries, Inc., 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

                              THE COMPANY AND CCI

Countrywide Home Loans, Inc.

      Countrywide Home Loans, Inc. (the "Company" or "CHL"), the principal subsidiary of CCI, is engaged primarily in the mortgage banking business and as such originates, purchases, sells, and services mortgage loans. CHL's mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one- to four-) family residences ("Prime mortgages"). CHL also offers home equity loans both in conjunction with newly produced Prime mortgages and as a separate product. In addition, CHL offers sub-prime credit quality first-lien single-family mortgage loans ("Sub-prime loans"). The principal sources of revenue of CHL are: (i) loan origination fees, (ii) gains from the sale of loans, if any, (iii) interest earned on mortgage loans during the period that they are held by CHL pending sale, net of interest paid on funds borrowed to finance such mortgage loans, (iv) loan servicing fees and (v) interest benefit derived from the custodial balances associated with CHL's servicing portfolio.

      CHL produces mortgage loans through three separate divisions. The Consumer Markets Division originates Prime mortgages, home equity loans and Sub-prime loans using direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The Wholesale Division produces Prime mortgages, home equity loans and Sub-prime loans through mortgage brokers and other financial intermediaries. Through the Correspondent Division, CHL purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. CHL customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Federal National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Government National Mortgage Association securities and to transfer credit risk of the loans, CHL pays guarantee fees to these agencies.

      CHL services on a non-recourse basis substantially all of the mortgage loans that it originates or purchases pursuant to servicing agreements with investors in the loans. In addition, CHL purchases bulk servicing contracts also on a non-recourse basis to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. CHL receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% per annum on the declining principal balances of the loans. CHL has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

      CHL's principal financing needs are the financing of loan funding activities and the investment in servicing rights. To meet these needs, CHL currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, subordinated notes, pre-sale funding facilities and cash flows from operations. In the past, CHL has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and contributions from CCI of the proceeds of public offerings of preferred and common stock.

      CHL is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Countrywide Credit Industries, Inc.

      Founded in 1969, CCI is a holding company which through its principal subsidiary, CHL, is engaged primarily in the mortgage banking business, and as such originates, purchases, sells and services mortgage loans. CCI, through its other wholly owned subsidiaries, offers products and services complementary to its mortgage banking business. Countrywide Insurance Services, Inc. acts as an agent in the sale of insurance, including homeowners, fire, flood, earthquake, auto, annuities, home warranty, life and disability, to CHL's mortgagors and others. LandSafe, Inc., and its subsidiaries, acts as a title insurance agent and provides escrow, credit reporting and home appraisal services. LandSafe, Inc. also offers title insurance commitments and policies, settlement services and property profiles to realtors, builders, consumers, mortgage brokers and other financial institutions. Second Charter Reinsurance Corporation, into which Charter Reinsurance Corporation was merged on October 1, 1997, partially reinsures mortgage loans originated by CCI that are insured by those mortgage insurance companies with which this subsidiary has entered into a reinsurance agreement. CTC Real Estate Services serves as trustee under deeds of trust in connection with foreclosures on loans in CCI's servicing portfolio in California and other states. Countrywide Tax Services Corporation provides tax services to ensure that property taxes are paid current at origination and throughout the life of the loan. Countrywide Servicing Exchange, a national servicing brokerage and consulting firm, acts as an agent facilitating transactions between buyers and sellers of bulk servicing contracts. Countrywide Securities Corporation is a securities broker-dealer that trades securities, including mortgage-backed securities and other mortgage-related assets, with broker-dealers and institutional investors. Countrywide Financial Services, Inc. (formerly Leshner Financial Services, Inc.) operates as a fund manager and service provider for unaffiliated mutual funds, broker-dealers, investment advisors and fund managers. CCI also has two subsidiaries, CWMBS, Inc. and CWABS, Inc., through which CCI issues mortgage- and asset-backed securities that are backed by Prime mortgage loans, Sub-prime loans or home equity loans.

      CCI is a Delaware corporation, and was originally incorporated in New York under the name of OLM Credit Industries, Inc. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                USE OF PROCEEDS

      Except as may be otherwise stated in any prospectus supplement, CHL intends to use the net proceeds from the sale of its debt securities (the "Debt Securities") for general corporate purposes, which may include retirement of indebtedness of CHL and investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The consolidated financial data with respect to CCI set forth below for each of the five fiscal years in the period ended February 28, 1998 has been derived from, and should be read in conjunction with, the related audited financial statements and accompanying notes incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The consolidated financial information presented below as of and for the six-month periods ended August 31, 1998 and August 31, 1997 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations for the six-month period ended August 31, 1998 are not necessarily indicative of the results of operations that may be expected for the full year.

                             Six Months ended
                                August 31,                       Years ended February 28(29),
                          ------------------------  -----------------------------------------------------------
                             1998         1997         1998         1997        1996        1995        1994
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
                                    (Amounts in thousands, except Per Share and Operating Data)
Selected Statement of
 Earnings Data:
Revenues:
 Loan origination fees..  $   295,806  $   118,654  $   301,389  $  193,079  $  199,724  $  203,426  $  379,533
 Gain (loss) on sale of
  loans.................      330,832      185,631      417,427     247,450      92,341     (41,342)     88,212
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
 Loan production
  revenue...............      626,638      304,285      718,816     440,529     292,065     162,084     467,745
 Interest earned........      368,241      185,862      440,058     350,263     308,449     249,560     300,999
 Interest charges.......     (347,082)    (181,822)    (424,341)   (316,705)   (281,573)   (205,464)   (219,898)
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
 Net interest income....       21,159        4,040       15,717      33,558      26,876      44,096      81,101
 Loan servicing income..      494,174      436,083      907,674     773,715     620,835     460,351     326,695
 Amortization and
  impairment/recovery of
  mortgage servicing
  rights................     (590,304)    (131,341)    (561,804)   (101,380)   (342,811)    (95,768)   (242,177)
 Servicing hedge benefit
  (expense).............      289,861      (11,281)     232,959    (125,306)    200,135     (40,030)     73,400
 Less write-off of
  servicing hedge.......          --           --           --          --          --      (25,600)        --
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
 Net loan administration
  income................      193,731      293,461      578,829     547,029     478,159     298,953     157,918
 Commissions, fees and
  other income..........       90,894       64,634      138,217      91,346      63,642      40,650      48,816
 Gain on sale of
  subsidiary............          --        57,381       57,381         --          --          --          --
 Gain on sale of
  servicing.............          --           --           --          --          --       56,880         --
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
  Total revenues........      932,422      723,801    1,508,960   1,112,462     860,742     602,663     755,580
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
Expenses:
 Salaries and related
  expenses..............      308,240      188,585      424,321     286,884     229,668     199,061     227,702
 Occupancy and other
  office expenses.......      128,817       79,488      184,338     129,877     106,298     102,193     101,691
 Guarantee fees.........       90,021       85,388      172,692     159,360     121,197      85,831      57,576
 Marketing expenses.....       30,104       20,642       42,320      34,255      27,115      23,217      26,030
 Other operating
  expenses..............       70,599       55,111      119,743      80,188      50,264      37,016      43,481
 Branch and
  administrative office
  consolidation costs...          --           --           --          --          --        8,000         --
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
  Total expenses........      627,781      429,214      943,414     690,564     534,542     455,318     456,480
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
Earnings before income
 taxes..................      304,641      294,587      565,546     421,898     326,200     147,345     299,100
Provision for income
 taxes..................      118,810      114,889      220,563     164,540     130,480      58,938     119,640
                          -----------  -----------  -----------  ----------  ----------  ----------  ----------
Net earnings............  $   185,831  $   179,698  $   344,983  $  257,358  $  195,720  $   88,407  $  179,460
                          ===========  ===========  ===========  ==========  ==========  ==========  ==========
Per Share Data:
 Basic..................  $      1.68  $      1.69  $      3.21  $     2.50  $     1.99  $     0.97  $     2.02
 Diluted................         1.59         1.63         3.09        2.44        1.95        0.96        1.97
 Cash dividends per
  share.................         0.16         0.16         0.32        0.32        0.32        0.32        0.29
Weighted Average Shares
 outstanding:
 Basic..................      110,640      106,655      107,491     103,112      98,352      91,240      88,792
 Diluted................      116,900      110,243      111,526     105,677     100,270      92,087      90,501
                          ===========  ===========  ===========  ==========  ==========  ==========  ==========
Selected Balance Sheet
 Data at End of Period:
Mortgage loans and
 mortgage-backed
 securities shipped and
 held for sale..........  $ 5,503,396  $ 3,733,401  $ 5,292,191  $2,579,972  $4,740,087  $2,898,825  $3,714,261
Total assets............   14,251,263   10,359,482   12,219,181   7,689,090   8,321,652   5,589,138   5,602,884
Short-term debt.........    3,963,449    3,693,412    4,043,774   2,567,420   4,423,738   2,664,006   3,111,945
Long-term debt..........    5,034,500    2,589,500    4,195,732   2,367,661   1,911,800   1,499,306   1,197,096
Common shareholders'
 equity.................    2,343,082    1,815,023    2,087,943   1,611,531   1,319,755     942,558     880,137
                          ===========  ===========  ===========  ==========  ==========  ==========  ==========
Operating Data (dollar
 amounts in millions):
Loan servicing portfolio
 (at period end)(1).....  $   194,597  $   168,973  $   182,889  $  158,585  $  136,835  $  113,111  $   84,678
Volume of loans
 produced...............       43,810       19,921       48,772      37,811      34,584      27,866      52,459
Ratio of earnings to
 fixed charges(2).......         1.87         2.60         2.30        2.30        2.13        1.69        2.32

--------
(1) Includes warehoused loans and loans under subservicing agreements.
(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before Federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases).

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

      The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities. The extent, if any, to which such general provisions do not apply to the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement.

      The Debt Securities are to be issued under the Indenture dated as of January 1, 1992, as amended, supplemented or modified from time to time, including by Supplemental Indenture No. 1 thereto, dated as of June 15, 1995 (the "Indenture"), among CHL, the Guarantor and The Bank of New York, as Trustee (the "Trustee"), which is incorporated by reference in the Registration Statement of which this Prospectus forms a part. Each series of Debt Securities issued pursuant to the Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of CHL and in accordance with the provisions of Section 301 or Article Ten of the Indenture, as the case may be. The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Debt Securities are subject to all such terms and the holders of Debt Securities are referred to the Indenture and the TIA for a statement of such terms.

      The following summaries of certain provisions of each Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the Indenture and unless otherwise indicated capitalized terms have the meanings given them in the Indenture.

General

      The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued from time to time in series. (Section 301)

      The Debt Securities will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. A substantial portion of the assets of CHL may be pledged under various credit agreements among CHL and various lending institutions. See Note D to CCI's Consolidated Financial Statements incorporated by reference herein.

      Reference is made to the Prospectus Supplement and pricing supplement, if any, relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including, where applicable:

      (i)   the title of such Debt Securities;

      (ii)  any limit on the aggregate principal amount of such Debt
            Securities;

      (iii) the date or dates, or the method or methods, if any, by which such date or dates shall be determined or extended, on which the principal of such Debt Securities is payable;

      (iv) any places other than the issuer's office or agency in The City of New York where such Debt Securities shall be payable or surrendered for registration of transfer or exchange;

      (v)   the denominations in which such Debt Securities shall be issuable;

      (vi) the currency of denomination of such Debt Securities, which may be in U.S. dollars, any foreign currency or currency unit, including European Currency Units ("ECU"), and, if applicable, certain other information relating to such foreign currency or currency unit;

      (vii) the designation of the currency or currencies in which payment of the principal of and premium, if any, and interest on such Debt Securities will be made and whether payment of the principal of and premium, if any, or the interest on Debt Securities designated in a foreign currency or currency unit, at the election of a holder thereof, may instead be payable in U.S. dollars and the terms and conditions upon which such election may be made;

      (viii) the rate or rates (which may be fixed or floating), if any, at which such Debt Securities will bear interest, or the method or methods, if any, by which such rate or rates are to be determined or reset, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates shall be determined or reset, the dates on which such interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (ix) the terms and conditions, if any, on which such Debt Securities may be redeemed at the option of CHL or repaid at the option of the Holder (as defined below) thereof;

      (x) the obligation, if any, of CHL to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, and the terms and conditions on which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

      (xi) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof;

      (xii)  provisions, if any, for the defeasance of such Debt Securities;

      (xiii) the ability, if any, of the Holder of a Debt Security to renew all or any portion of a Debt Security;

      (xiv) any additional Events of Default or restrictive covenants provided for with respect to such Debt Securities;

      (xv) any other terms not inconsistent with the Indenture, including any terms which may be required by or advisable under United States laws or regulations;

      (xvi) if such Debt Securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the Indenture, the definition of the "Exchange Rate"; and

      (xvii) the form of such Debt Securities and, if in global form, the name of the depositary with respect thereto and the terms upon which and the circumstances under which such Debt Securities may be exchanged. (Section 301)

      "Holder" means a person in whose name a Debt Security is registered in the related Security Register.

      Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons. Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 or any integral multiple thereof unless otherwise provided in the Prospectus Supplement relating thereto. (Section 302) The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign currency or currency unit will specify the denominations thereof.

      The Indenture does not contain any provisions that would limit the ability of the Company, CCI or any of their respective affiliates to incur indebtedness (secured or unsecured) or that would afford Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company or CCI that may adversely affect Holders of the Debt Securities.

      One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of Debt Securities may be floating rate debt securities, and may be exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

      Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of Debt Securities will be payable, and such Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the Trustee, initially at

101 Barclay Street, New York, New York 10286, provided that, at the option of CHL, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register. (Sections 301, 305, 306, 307 and 1102)

      No Debt Security shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Debt Security a certificate of authentication substantially in the form provided for in the Indenture duly executed by the Trustee by manual signature of one of its authorized officers, and such certificate upon any Debt Security shall be conclusive evidence, and the only evidence, that such Debt Security has been duly authenticated and delivered under the Indenture and is entitled to the benefits of the Indenture. (Section 203)

Events of Default

      The Indenture provides that the following shall constitute "Events of Default" with respect to any series of Debt Securities thereunder:

      (i) default in payment of principal of (or premium, if any, on) any Debt Security of such series at Maturity;

      (ii) default for 30 days in payment of interest on any Debt Security of such series when due;

      (iii) default in the deposit of any sinking fund payment on any Debt Security of such series when due;

      (iv) default in the performance or breach of any other covenant or warranty of CHL or the Guarantor in the Indenture, the Debt Securities or the related Guarantees, continued for 60 days after written notice thereof by the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series at the time outstanding;

      (v) default resulting in acceleration of maturity of any other indebtedness for borrowed money of CHL, the Guarantor or any direct or indirect subsidiary of the Guarantor in an amount in excess of $10,000,000 and such acceleration shall not be rescinded or annulled for a period of 10 days after written notice thereof by the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series at the time outstanding;

      (vi)   certain events of bankruptcy, insolvency or reorganization; and
             (vii) any other Event of Default provided with respect to such series of Debt Securities. (Section 601)

      No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

      The Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series (or, in the case of Original Issue Discount Securities, such other amount, if any, as provided for in the terms of such Original Issue Discount Securities) to be due and payable immediately upon written notice thereof to CHL. In certain cases, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any such series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration of acceleration. (Section 602) "Original Issue Discount Security" means, except as otherwise defined in a Debt Security, any Debt Security which is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

      The agreements governing certain of CHL's and the Guarantor's outstanding indebtedness contain provisions to the effect that certain Events of Default under the Indenture would constitute an event of default under such agreements which, among other things, could cause an acceleration of the indebtedness thereunder. See Note D to CCI's Consolidated Financial Statements incorporated by reference herein.

      The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default under any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Sections 701 and 703) The Indenture provides that no Holders of Debt Securities of any series issued thereunder may institute any proceedings, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it has received a written request to enforce the Indenture by the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series, and an offer of reasonable indemnity. (Section 607) This provision will not prevent any Holder of Debt Securities from enforcing payment of the principal thereof, premium, if any, and interest thereon at the respective due dates thereof. (Section 608) The Holders of a majority in aggregate principal amount of the Debt Securities of any series issued under the Indenture then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. The Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with such Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders of the Debt Securities of such series not joining therein. (Section 612)

      The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities issued thereunder, give to the Holders thereof notice of such default, unless such default has been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any Debt Securities or payment of any sinking fund installment, the Trustee shall be protected in the withholding of such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. (Section 702)

      CHL and the Guarantor will be required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1105)

Modification and Waiver

      Modifications of and amendments to the Indenture may be made by CHL, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby:

      (i) except as otherwise permitted in the Indenture in connection with Debt Securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, such Debt Security;

      (ii) reduce the principal amount of, or, except as otherwise permitted in the Indenture in connection with Debt Securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, such Debt Security;

      (iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof;

      (iv) adversely affect the right of repayment at the option of a Holder of such Debt Security;

      (v) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of such Debt Security;

      (vi) change the place or currency or currency unit of payment of the principal of, premium, if any, or interest on such Debt Security;

      (vii) change or eliminate the rights of a Holder to receive payment in a designated currency;

      (viii) impair the right to institute suit for the enforcement of any required payment on or with respect to such Debt Security;

      (ix) reduce the percentage of the aggregate principal amount of the outstanding Debt Securities of any series the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture, or for waiver of certain defaults;

      (x) modify any of the provisions of Section 613 (described below) except to increase such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby; or

      (xi) modify or affect the terms and conditions of the related Guarantees in a manner adverse to the interests of the Holders of the Debt Securities.

      The Indenture also contains provisions permitting CHL, the Guarantor and the Trustee, without the consent of any Holders of Debt Securities under such Indenture, to enter into supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

      (i) to evidence the succession of another corporation to CHL or the Guarantor and the assumption by such successor of the obligations and covenants of CHL or the Guarantor contained in the Indenture and in the Debt Securities and the related Guarantees, as the case may be;

      (ii) to add to the covenants of CHL or the Guarantor, for the benefit of the Holders of all or any series of Debt Securities issued under the Indenture (and if such covenants are to be for the benefit of less than all series of Debt Securities issued under the Indenture, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon CHL or the Guarantor;

      (iii) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series of Debt Securities issued under the Indenture, stating that such Events of Default are expressly being included solely to be applicable to such series);

      (iv) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

      (v) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Debt Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

      (vi) to establish the form or terms of Debt Securities of any series as otherwise permitted by the Indenture;

      (vii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series issued under the Indenture and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture;

      (viii) to secure the Debt Securities issued under the Indenture;

      (ix) to cure any ambiguity, to correct or supplement any provision in such Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with any provision of the Indenture, provided such other provisions shall not adversely affect the interests of the Holders of Debt Securities of any series issued under the Indenture in any material respect;

      (x) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the TIA or under any similar federal statute subsequently enacted and to add to the Indenture such other provisions as may be expressly required under the TIA; or

      (xi) to effect the assumption, by the Guarantor or a Subsidiary thereof, of the payment obligations with respect to the Debt Securities and of the performance of every covenant of the Indenture on the part of CHL to be performed or observed. (Section 1001)

      The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series except a default in the payment of the principal of (or premium, if any), or interest on, any Debt Security of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding Debt Security of the affected series. (Section 613)

Global Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

Consolidation, Merger and Transfer of Assets

      Under the Indenture, neither CHL nor the Guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes CHL's or the Guarantor's obligations on the Debt Securities or the related Guarantees, as the case may be, and under the Indenture, and in the case of a consolidation or merger of CHL, the Guarantor delivers an affirmation of the continuance of its obligations to the Trustee; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Sections 901 and
903)

Satisfaction, Discharge and Defeasance

      The Indenture, with respect to any series of Debt Securities (except for certain specified surviving obligations, including (A) any rights of registration of transfer and exchange and (B) rights to receive the principal, premium, if any, and interest on the Debt Securities) will be discharged and cancelled upon the satisfaction of certain conditions, including the following:
(i) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year and (ii) the deposit with such Trustee of an amount in the Specified Currency sufficient to pay the principal, premium, if any, and interest to the Maturity of all Debt Securities of such series. (Section 501)

      If so specified in the Prospectus Supplement with respect to Debt Securities of any series, CHL, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain certain offices or agencies in each Place of Payment, and hold moneys for payment in trust), or (ii) will not be subject to provisions of the Indenture described above under "--Consolidation, Merger and Transfer of Assets" with respect to the Debt Securities of such series, in each case if CHL irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, CHL is required to deliver to the Trustee (1) an opinion of counsel to the effect that (a) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes, (b) CHL's exercise of such option will not cause any violation of the Investment Company Act of 1940, as amended, and (c) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option and (2) in the case of the Debt Securities of such series being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Sections 1401 and 1402)

Guarantees

      The Debt Securities will be fully and unconditionally guaranteed (the "Guarantees") by the Guarantor as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at their Stated Maturity or upon redemption or repayment or otherwise. (Section 401) The Guarantees will rank pari passu in right of payment with all other unsecured and unsubordinated obligations of the Guarantor.

      The obligations of the Guarantor under the Guarantees will be full and unconditional regardless of the enforceability of the Debt Securities or the Indenture and will not be discharged until all obligations contained in such Debt Securities and the Indenture are satisfied. Holders of the Debt Securities may proceed directly against the Guarantor in the event of an Event of Default with respect to such Debt Securities without first proceeding against CHL. (Section 401)

      Because the Guarantor is a holding company, the rights of its creditors, including the Holders of the Debt Securities in the event the Guarantees are enforced, to share in the distribution of the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

Concerning the Trustees

      The Bank of New York is the Trustee under the Indenture. CHL and CCI maintain banking relationships in the ordinary course of business with the Trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of CHL. See Notes to CCI's Consolidated Financial Statements incorporated by reference herein.

                              PLAN OF DISTRIBUTION

      The Company may sell the Debt Securities in any of three ways: (i) through one or more underwriters or dealers; (ii) through agents; or (iii) directly to a limited number of purchasers or to a single purchaser. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering of the Debt Securities of such series, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation or agents' commissions, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Debt Securities of such series may be listed.

      If one or more underwriters are used in the sale, the Debt Securities will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement or any supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

      If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will set forth the commissions payable for solicitations of such contracts.

      Agents and underwriters may from time to time purchase and sell Debt Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Debt Securities or that there will be liquidity in the secondary market if one develops. From time to time, agents and underwriters may make a market in the Debt Securities.

      Agents and underwriters may be entitled under agreements entered into with the Company and the Guarantor to indemnification by the Company and the Guarantor, jointly and severally, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

      Agents and underwriters may be customers of, engage in transactions with or perform services for, the Company or its affiliates in the ordinary course of business.

      The Company may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of its Debt Securities. The distribution of Debt Securities of any such series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                             VALIDITY OF SECURITIES

      The validity of the Debt Securities will be passed upon for the Company and CCI by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Edwin Heller (whose professional corporation retired as a partner of Fried, Frank, Harris, Shriver & Jacobson in September 1996) is of counsel to Fried, Frank, Harris, Shriver & Jacobson and is a director of CCI. Brown & Wood LLP, New York, New York will serve as counsel for any underwriters and agents. Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each a wholly owned subsidiary of CCI, in connection with offerings of mortgage-backed and asset-backed securities.

                                    EXPERTS

      The consolidated financial statements of CCI incorporated by reference in the Registration Statement, of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

               PRINCIPAL OFFICES OF COUNTRYWIDE HOME LOANS, INC.
                    AND COUNTRYWIDE CREDIT INDUSTRIES, INC.

                               4500 Park Granada
                          Calabasas, California 91302

                             TRUSTEE AND REGISTRAR

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                                Kredietbank S.A.
                                Luxembourgeoise
                               43 boulevard Royal
                               L-2955 Luxembourg

                                 LISTING AGENT

                                Kredietbank S.A.
                                Luxembourgeoise
                               43 boulevard Royal
                               L-2955 Luxembourg

   LEGAL ADVISERS TO COUNTRYWIDE HOME      LEGAL ADVISERS TO THE UNDERWRITERS
   LOANS, INC. AND COUNTRYWIDE CREDIT
            INDUSTRIES, INC.


         As to United States Law:                As to United States Law:


      Fried, Frank, Harris, Shriver &                Brown & Wood LLP
                Jacobson                          One World Trade Center
         (A partnership including              New York, New York 10048-0557
       professional corporations)
            One New York Plaza
         New York, New York 10004

                    AUDITORS TO COUNTRYWIDE HOME LOANS, INC.
                    AND COUNTRYWIDE CREDIT INDUSTRIES, INC.

                               Grant Thornton LLP
                            1000 Wilshire Boulevard
                                   Suite 700
                       Los Angeles, California 90017-2464

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                                  $750,000,000

                          Countrywide Home Loans, Inc.

                              6.85% Notes due 2004

                       Payment of Principal and Interest
                    Fully and Unconditionally Guaranteed by

                             [LOGO APPEARS HERE]

                       ---------------------------------

                             PROSPECTUS SUPPLEMENT

                       ---------------------------------

                             Chase Securities Inc.
                              Merrill Lynch & Co.
                       Countrywide Securities Corporation
                               J.P. Morgan & Co.

                                 June 17, 1999

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